EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
RCM Technologies, Inc.

We have issued our report dated March 11, 2010 with respect to the consolidated financial statements and related schedules which are included in the Annual Report of RCM Technologies, Inc. and Subsidiaries on Form 10-K for the fiscal year ended January 2, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of RCM Technologies, Inc. on Forms S-8 (File No. 333-145904, effective September 6, 2007, File No. 333-61306, effective April 21, 1993, File No. 333-80590, effective June 22, 1994, File No. 333-48089, effective March 17, 1998, File No. 333-52206, effective December 19, 2000 and File No. 333-52480, effective December 21, 2000).

/s/ Amper, Politziner and Mattia LLP
Amper, Politziner and Mattia LLP
Edison, New Jersey
March 11, 2010